Exhibit j

                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Citizens Funds:

RE:      Working Assets Money Market Fund
         Citizens Income Fund
         Citizens Index Fund
         Citizens Emerging Growth Fund
         Citizens Global Equity Fund

     We hereby consent to the incorporation by reference of our report dated August 12, 1999 on our audit of the financial statements and financial highlights of the above referenced funds as of June 30, 1999 in the Statement of Additional Information with respect to the Post-Effective Amendment to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of Citizens Funds. We further consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.





                                             /s/  PricewaterhouseCoopers LLP



Boston, Massachusetts
October 27, 1999